Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: James Lee
The Lee Strategy Group, Inc.
Tel: (310) 229-5771
Email: jlee@leestrategy.com

Vyteris Releases Study Estimating the Market for LidoSite® Between
$200M - $500M for Use Prior to Blood Draws

FAIR LAWN, N.J. - (February 20, 2007) - Vyteris, Inc. (OTCBB: VYHN), today released findings of a market demand and pricing study for its product, LidoSite, the active drug delivery patch that delivers local anesthesia for use prior to venipuncture and routine blood draws. LidoSite is the first active drug delivery patch to receive marketing clearance from the U.S. Food and Drug Administration (FDA).

With more than 350 million blood draws taken a year in the U.S.,1  the study found that approximately 40 million patients a year experience “high discomfort” with blood draws due to needle pain. An overwhelming majority of the surveyed patients who experienced “high discomfort” - 65% indicated they intended to use or ask for LidoSite at their next blood draw - - a potential LidoSite U.S. market of 26 million patients annually. Additionally, 54% of the patients who intend to use or ask for LidoSite indicated they were willing to pay a $10 cash co-pay ($10.00 cash patient payment with $25.00 managed care reimbursement), representing a potential LidoSite market value of $750,000,000. And further, 20% of the patients who intend to use or ask for LidoSite indicated they were willing to pay a $25.00 cash/application fee for LidoSite (no insurance coverage/reimbursement), representing a potential $200,000,000 LidoSite market.

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1 Clinical Laboratory data confirms multiple blood draws for some patients during a 12 month period.

“The potential commercial impact of the findings is significant,” said Timothy J. McIntyre, CEO and President of Vyteris. “The results support our strategic decision to regain the LidoSite rights for the U.S. physician office-base market. This is unequivocal support for our commercial strategy focusing on the office based blood draw market - it’s the right place for Vyteris to be. We are now moving to convert this promise into revenue generation in the marketplace.”

“The study also showed us that ‘blenophobia’ - or the fear of needles and associated pain - is a major clinical issue,” said McIntyre. “LidoSite can provide less painful blood draws, improve the experience for patients, and allow them to lead more productive and comfortable lives.”

The use of iontophoresis to deal with pain associated with blood draws is supported by the Blue Cross/Blue Shield Technical Evaluation Center, indicating that “use of iontophoresis to administer local anesthetic before skin puncture or dermal procedures meets the TEC criteria.”2  Various Blue Cross/Blue Shield plans have issued a medical policy to its physician providers, who treat millions of patient/members, supporting the TEC findings and indicating “iontophoresis may be considered medically necessary to administer local anesthesia prior to venipuncture.”3

About the Study
The online study was conducted in the fall of 2006 by TVG, Inc. (www.tvg-inc.com), a leading independent healthcare market research firm. The study results were based on a sampling of over 11,000 respondents, projected out to the U.S. population with a +/- 3.5% margin of error. A copy of the full study is available at www.vyteris.com.

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[2]
Blue Cross Blue Shield Association. Technology Evaluation Center (TEC) Iontopheresis for Medical Indications. Assessment Program, Volume 18, No. 3. June 2003. Available at http://www.bcbs.com/tec/vol18/18_03.html.

[3]	http://medpolicy.unicare.com/policies/guidelines/MED/iontophoresis.html

About Vyteris, Inc.
Vyteris, Inc., a wholly owned subsidiary of Vyteris Holdings (Nevada), Inc. (OTCBB: VYHN.OB), are the makers of the first active drug delivery patch to receive marketing clearance from the U.S. Food and Drug Administration (FDA). Vyteris’ proprietary active transdermal drug delivery (iontophoresis) technology delivers drugs comfortably through the skin using low-level electrical energy. This active patch technology allows precise dosing, giving physicians and patients control in the rate, dosage and pattern of drug delivery that can result in considerable therapeutic, economical, and lifestyle advantages over existing methods of drug administration. Vyteris’ first product, LidoSite®, which provides dermal analgesia prior to venipuncture (IV catheter insertions, blood draws, etc.) and superficial dermatological procedures, was the first FDA approved active patch. Vyteris has also successfully demonstrated in-vivo, either in animals or in humans, the ability of their active patch technology to deliver drugs transdermally for the following applications: smoking cessation, anti-aging cosmeceuticals, treatments for Parkinson’s disease, and peptides for various indications.

Statements in this press release other than historical statements constitute "forward-looking statements". Such forward-looking statements are subject to material risks and uncertainties, which could cause the Company's forward-looking statements to be materially inaccurate. The Company has described such risks and uncertainties under the caption "Risk Factors" in various filings made with the SEC.